CONFIRMING STATEMENT

This Statement confirms that the undersigned, F.
Gardner Parker, has authorized and designated each of Joseph Feiten, Jonathan Samuels, Justin Bliffen and
Ryan D. McGee, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5
(including any amendments thereto) that the undersigned may be required to file with the U.S.
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Triangle Petroleum Corporation. The authority of each of Joseph Feiten, Jonathan Samuels, Justin Bliffen and Ryan D. McGee under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Triangle Petroleum Corporation, unless earlier revoked in writing. The undersigned acknowledges that Joseph Feiten, Jonathan Samuels,
Justin Bliffen and Ryan D. McGee are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.

Date:   December 3, 2012



/s/ F. Gardner Parker
F. Gardner Parker